Exhibit 2.2

VOTING AND STOCK RESTRICTION AGREEMENT

by and among

Stonehaven Realty Trust,

Steven B. Hoyt,

Duane H. Lund,

Paul T. Lambert,

John J. Dee,

James C. Mastandrea,

and

Paragon Real Estate Development, LLC

Dated:                         , 2003

VOTING AND STOCK RESTRICTION AGREEMENT

This VOTING AND STOCK RESTRICTION AGREEMENT (this “Agreement”), is made and entered into as of the     day of                 , 2003, by and among STONEHAVEN REALTY TRUST, a Maryland real estate investment trust (the “Company”), STEVEN B. HOYT, a Minnesota resident (“Hoyt”), DUANE H. LUND, a Minnesota resident (“Lund”), PAUL T. LAMBERT, a Colorado resident (“Lambert”),  JAMES C. MASTANDREA, an Ohio resident (“Mastandrea”), JOHN J. DEE, an Ohio resident (“Dee”), and PARAGON REAL ESTATE DEVELOPMENT LLC, an Ohio limited liability company (“Paragon”).  Hoyt, Lund, and Lambert are hereinafter collectively referred to as the “Current Management” and individually as a “Current Manager.”

WHEREAS, the parties hereto wish to provide for certain voting and resale restrictions on the Current Management Shares (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Average Daily Volume” means the daily number of shares of Common Stock and Preferred Stock (calculated on an as-if converted basis) traded on the American Stock Exchange, averaged for the trading days in a period of 180 days.

“Block Limit” has the meaning assigned to such term in Section 3.2.1 of this Agreement.

“Board” means the Board of Trustees of the Company.

“Common Stock” means the Company’s common stock, par value $.01 per share.

“Common Stock Equivalents” means any security or obligation which is by its terms convertible into shares of Common Stock, including, without limitation, the Preferred Stock and any option, warrant or other subscription or purchase right with respect to Common Stock or Preferred Stock.

“Company” has the meaning assigned to such term in the recitals to this Agreement.

“Company Option”  has the meaning assigned to such term in Section 3.2.4 of this Agreement.

“Company Option Period” has the meaning assigned to such term in Section 3.2.4 of this Agreement.

“Contract Date” has the meaning assigned to such term in Section 3.2.5 of this Agreement.

“Current Management” has the meaning assigned to such term in the recitals to this Agreement.

“Current Manager Permitted Transferee” has the meaning assigned to such term in Section 3.1.1 of this Agreement.

 “Current Management Shares”  means all shares, whether now owned or hereafter acquired, of Common Stock, Preferred Stock or Common Stock Equivalents beneficially owned or owned of record by the Current Managers, provided, however, for the purposes of any computation of the number of Current Management Shares either outstanding, owned or held by any Current Manager, or otherwise to be determined pursuant to this Agreement, any shares of Common Stock issuable upon conversion, exercise or exchange of all Common Stock Equivalents shall be deemed outstanding whether or not such conversion, exercise or exchange has actually been effected.

“Current Manager” has the meaning assigned to such term in the recitals to this Agreement.

“Dee” has the meaning assigned to such term in the recitals to this Agreement.

 “Expiration Time” has the meaning assigned to such term in section 5.1 of this Agreement.

“Family Members” means a member of immediate family, which shall include his or her spouse, siblings, children or grandchildren.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hoyt” has the meaning assigned to such term in the recitals to this Agreement.

“Lambert” has the meaning assigned to such term in the recitals to this Agreement.

“Lund” has the meaning assigned to such term in the recitals to this Agreement.

“Mastandrea” has the meaning assigned to such term in the recitals to this Agreement.

“Offer Price” has the meaning assigned to such term in Section 3.2.3 of this Agreement.

“Offered Securities” has the meaning assigned to such term in Section 3.2.3 of this Agreement.

“Offering Notice” has the meaning assigned to such term in Section 3.2.3 of this Agreement.

“Paragon” has the meaning assigned to such term in the recitals to this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Proxy” has the meaning assigned to such term in Section 5.4 of this Agreement.

“Preferred Stock” means the Company’s Class A Cumulative Convertible Preferred Shares, par value $0.01 per share, or the Company’s Class B Junior Cumulative Convertible Preferred Shares, par value $0.01 per share.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Manager” has the meaning assigned to such term in Section 3.2.3 of this Agreement.

“Third Party Purchaser” has the assigned to such term in Section 3.2.3 of this Agreement.

“Volume Limit” has the meaning assigned to such term in Section 3.2.1 of this Agreement

2.                                       Intentionally Omitted.

3.                                       Volume Limitations and Right of First Offer of Current Management Shares.

3.1                                 Current Manager Permitted Transferees.

3.1.1                        Permitted Transfers.  Notwithstanding the terms of Section 3.2 of this Agreement, but subject to Sections 3.1.2 and 3.1.3, each Current Manager may at all times transfer all or any portion of his Current Management Shares to or among (a) any other Current Manager, (b) such Current Manager’s Family Members or (c) a trust, corporation, partnership or limited liability company, all of the beneficial interests in which shall be held by such Current Manager or one or more Family Members of such Current Manager or which would otherwise be an Affiliate of such Current Manager; provided, however, that during the period that any such trust, corporation, partnership or limited liability company holds any right, title or interest in any Current Management Shares, no Person other than such Current Manager or one or more Family Members of such Current Manager may be or become owners, controlling persons, beneficiaries, shareholders, limited or general partners or members thereof.  The Persons referred to in clauses (a), (b) and (c) of the preceding sentence are each referred to hereinafter as a “Current Manager Permitted Transferee.”  A Current Manager Permitted Transferee may transfer its Current Management Shares pursuant to this Section 3.1.1 back to the transferor Current Manager or to a Person that is a Current Manager Permitted Transferee of such transferor Current Manager.

3.1.2                        Permitted Transfer Procedures.  If a Current Manager wishes to transfer Current Management Shares to a Current Manager Permitted Transferee under Section 3.1.1, such Current Manager shall give notice to the Company of its intention to make any transfer permitted under Section 3.1.1 not less than ten (10) days prior to effecting such transfer, which notice shall state the name and address of each Current Manager Permitted Transferee to whom such transfer is proposed and the number of Current Management Shares proposed to be transferred to such Current Manager Permitted Transferee.

3.1.3                        Transfers in Compliance with Law; Substitution of Transferee.  Notwithstanding any other provision of this Agreement, no transfer to a Current Manager Permitted Transferee may be made pursuant to this Section 3.1 unless (a) the Current Manager Permitted Transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument in the form attached hereto as Exhibit A, (b) the transfer complies in all respects with the applicable provisions of this Agreement and (c) the transfer complies in all respects with applicable federal and state securities laws, including, without limitation, the Securities Act.  If requested by the Company in its reasonable judgment, an opinion of counsel to such transferring Current Manager shall be supplied to the Company at such transferring Current Manager’s expense, to the effect that such transfer complies with the applicable federal and state securities laws.  Upon becoming a party to this Agreement, the Current Manager Permitted Transferee shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, the transferring Current Manager hereunder with respect to the Current Management Shares transferred to such Current Manager Permitted Transferee.

3.2                                 Proposed Transfers, Volume Limits and Block Limits.

3.2.1                        Volume and Block Limits.  For a period of two years following the Closing Date (as defined in the Contribution Agreement), the Current Management Shares shall be subject to the limitations on transfer imposed by this Section 3.2.  For the purposes of this Section 3.2, the term “Volume Limit” means that number of Current Management Shares equal to ten percent (10%) of the Average Daily Volume, calculated as of the date of the proposed sale or the date of the Offering Notice, as applicable.  The term “Block Limit” means that number of Current Management Shares equal to four and one-half percent (4.5%) of the total shares of Common Stock outstanding (assuming conversion into Common Stock of all outstanding Common Stock Equivalents) on the date of the proposed sale or the date of the Offering Notice, as applicable.

3.2.2                        Transfers. Subject to Section 3.2.3 through Section 3.2.5, a Current Manager may freely sell, transfer, assign or otherwise convey any number of Current Management Shares owned thereby at any time; provided, however, that the number of Current Management Shares sold, transferred, assigned or otherwise conveyed on any given day by such Current Manager does not exceed the higher of the Volume Limit or the Block Limit.

3.2.3                        Offering Notice. If a Current Manager (a “Selling Manager”) desires  to sell, transfer, assign or convey all or any portion of his Current Management Shares to any Person (other than to a Current Manager Permitted Transferee) (a “Third Party Purchaser”), such Selling Manager shall first offer such Current Management Shares for sale to the Company by sending written notice (the “Offering Notice”) to the Company, which shall state (a) the number of Current Management Shares proposed to be sold, transferred, assigned or conveyed (“Offered Securities”) and (b) the proposed purchase price per Current Management Share that the Selling Manager is willing to accept (the “Offer Price”).  Upon delivery of the Offering Notice, such offer shall be irrevocable unless and until the rights to purchase provided for in this Section 3.2.3 shall have been waived by the Company or shall have expired.

3.2.4                        Company Option; Exercise.  For a period of ten (10) days after the Company’s receipt of the Offering Notice delivered pursuant to Section 3.2.3 (the “Company Option Period”), the Company or Paragon shall have the right (the “Company Option”), but not the obligation, to purchase any or all of the Offered Securities at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice.  The right of the Company to purchase any or all of the Offered Securities under this Section 3.2.4 shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the 10-day period referred to above, to the Selling Manager, which notice shall state the number of Offered Securities proposed to be purchased by the Company.  The failure of the Company to respond within such 10-day period shall be deemed to be a waiver of the Company’s rights under this Section 3.2.4, provided that the Company may waive its rights under this Section 3.2.4 prior to the expiration of such 10-day period by giving written notice to the Selling Manager.

3.2.5                        Sale to a Third Party Purchaser.  Unless the Company elects to purchase all, but not less than all, of the Offered Securities under Sections 3.2.3 and 3.2.4, the Selling Manager may sell the Offered Securities to a Third Party Purchaser on the terms and conditions set forth in the Offering Notice; provided, however, that such sale is bona fide and made pursuant to a contract entered into within ninety (90) days after the expiration of the Company

Option Period (such date to be referred to herein as the “Contract Date”).  If such sale is not consummated within forty-five (45) days of the Contract Date for any reason, then the restrictions provided for herein shall again become effective, and no transfer of such Offered Securities may be made thereafter by the Selling Manager without again offering the same to the Company in accordance with this Section 3.2.

4.                                       After-Acquired Securities.  The provisions of this Agreement shall apply to the Common Stock, Preferred Stock and Common Stock Equivalents and all other securities issued or to be issued by the Company, which are now owned, or hereafter acquired, by a Current Manager, including, without limitation, any additional issuance, purchase, exchange or reclassification of any of such securities, corporate reorganization, or any other form of recapitalization, consolidation, merger, stock split or stock dividend, or which are acquired by a Current Manager in any other manner.  Any issuance of shares of Common Stock or any Common Stock Equivalents by the Company in violation of this Section 4 shall be null and void ab initio.

5.                                       Voting Agreement.

5.1                                 Transferee of Shares to be Bound by this Agreement.  Each Current Manager hereby agrees that from the date hereof until the second anniversary of the Closing Date (as defined in the Contribution Agreement) (the “Expiration Time”), such Current Manager shall not direct, cause or permit any transfer of such Current Manager’s Current Management Shares to be effected unless the proposed transferee agrees to be bound by the terms of this Section 5 and executes and delivers to the Company a voting agreement and proxy in the exact form of this Section 5 prior to the transfer; provided, however, that this Section 5 does not apply to any Current Management Shares sold by the Current Management in the open market.  The Company agrees that, during the period from the date of this Agreement through the Expiration Time, it will not recognize as valid or otherwise any transfer or purported transfer effected in violation of this Agreement.

5.2                                 Agreement to Vote Shares. Each Current Manager agrees that, during the period from the date of this Agreement through the Expiration Time, at every meeting of the shareholders of the Company called, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company, all the Current Management Shares then beneficially owned or owned of record by such Current Manager shall be voted (i) in favor of the adoption and approval of the Contribution Agreement and the other transactions contemplated thereby, and in favor of any matter that could reasonably be expected to facilitate the transactions contemplated by the Contribution Agreement  (to the extent that such Current Manager has a right to vote thereon), and (ii) against any proposal that (A) impairs in any material respect the ability of the Company to perform its obligations under the Contribution Agreement or (B) prevents or materially delays the consummation of the transactions contemplated by the Employment Agreement, Restricted Share Agreement, Modification Agreement, and Contribution Agreement, provided, however, that this Section 5.2, and the proxy related to matters covered by this Section 5.2, shall be null and void to the extent the Company’s Board has determined that such Board’s fiduciary duties under applicable law require it to withdraw its recommendation of the preceding agreements and the related transactions.

5.3                                 Shareholder Capacity.  New Management acknowledges and agrees that Current Management executes and delivers this Agreement solely in their capacity as the record holders and beneficial owners of the Current Management Shares and no provision of this Agreement shall limit or otherwise restrict Current Management with respect to any act or omission that Current Management may undertake or authorize in their capacities as officers of the Company or as members of the Board including, without limitation, any vote that Current Management may make in their capacity as trustees of the Company with respect to any matter presented to the Board.

5.4                                 Irrevocable Proxy.  Concurrently with the execution of this Agreement, each Current Manager shall deliver to New Management an originally executed proxy in the form attached hereto as Exhibit B (the “Proxy”), which shall be deemed to be coupled with an interest and shall therefore be irrevocable to the fullest extent permitted by law with respect to the Current Management Shares referred to therein.  Current Management agrees that to the extent Current Management acquires additional Current Management Shares after the date hereof and prior to the Expiration Time, Current Management shall promptly deliver to Mastandrea an originally executed Proxy with respect to such additional Current Management Shares.

6.                                       Intentionally Omitted.

7.                                       Miscellaneous.

7.1                                 Notices.  All notices, demands or other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, facsimile, courier service, overnight mail or personal delivery:

(a)                                  if to the Company:

Stonehaven Realty Trust
5620 Smetana Drive, Suite 130
Minnetonka, Minnesota  55343
Facsimile:  (952) 935-5659
with a copy to:

Robins, Kaplan, Miller & Ciresi L.L.P.
2800 LaSalle Plaza
800 LaSalle Avenue
Minneapolis, Minnesota  55402-2015
Facsimile:  (612) 339-4181
Attention:  Robert T. Montague, Esq.

(b)                                 if to the Current Management:

Hoyt Properties, Inc.

708 South Third Street, Suite 108
Minneapolis, Minnesota 55415
Facsimile: (612) 338-7797

with a copy to:

Robins, Kaplan, Miller & Ciresi L.L.P.
2800 LaSalle Plaza
800 LaSalle Avenue
Minneapolis, Minnesota  55402-2015
Facsimile:  (612) 339-4181
Attention:  Robert T. Montague, Esq.

(c)                                  if to Mastandrea:

Paragon Real Estate Development, LLC
1240 Huron Road, Suite 301
Cleveland, Ohio 44115
Attention: John Dee
Facsimile: 216-430-0046

with a copy to:

Kohrman Jackson & Krantz, P.L.L.
One Cleveland Center, 20th Floor
1375 East Ninth Street
Cleveland, Ohio 44114
Attention: Marc C. Krantz, Esq.
Facsimile: 216-621-6536

Any party may, by notice given in accordance with this Section 7.1, designate another address or Person for receipt of notices hereunder.  All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier or overnight mail, if delivered by commercial courier service or overnight mail; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if sent by facsimile.

7.2                                 Amendment and Waiver.

(a)                                  No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b)                                 Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by all of the parties hereto.

7.3                                 Specific Performance.  The parties hereto intend that each of the parties has the right to seek damages or specific performance in the event that any other party hereto fails to perform such party’s obligations hereunder.  Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

7.4                                 Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

7.5                                 Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

7.6                                 Entire Agreement.  This Agreement together with the exhibits hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, warranties or undertakings in respect of the subject matter contained herein, other than those set forth or referred to herein.  This Agreement, together with the exhibits hereto, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

7.7                                 Variations in Pronouns.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

7.8                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

7.9                                 Further Assurances.  Each of the parties shall, and shall cause their respective Current Manager Permitted Transferees to execute such instruments and take such action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

7.10                           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective Current Manager Permitted Transferees, successors, heirs, legatees and legal representatives.  This Agreement is not assignable, except that each of the Current Managers may assign his rights under this Agreement to any of his Current Manager Permitted Transferees.

7.11                           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together, when executed and delivered, shall constitute one and the same instrument.

* * * * * * *

[Remainder of page intentionally left blank; signatures follow]

                IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

STONEHAVEN REALTY TRUST	PARAGON REAL ESTATE DEVELOPMENT, LLC

By:	By:

Name:	Name:

Title:	Title:

CURRENT MANAGEMENT	JAMES C. MASTANDREA

Steven B. Hoyt	James C. Mastandrea

Duane H. Lund
JOHN J. DEE

Paul T. Lambert	John J. Dee

Exhibit A

ACKNOWLEDGMENT AND AGREEMENT

The undersigned wishes to receive from                             (“Transferor”) certain shares or certain options, warrants or other rights to purchase                Common Shares, without par value (the “Shares”), of Stonehaven Realty Trust, a Maryland real estate investment trust (the “Company”);

The Shares are subject to the Voting and Stock Restriction Agreement, dated                              , 2003 (the “Agreement”), among the Company, Steven B. Hoyt, Duane H. Lund, Paul T. Lambert, James C. Mastandrea, John J. Dee, and Paragon Real Estate Development, LLC;

The undersigned is a Permitted Transferee under the Agreement;

The undersigned has been given a copy of the Agreement and afforded ample opportunity to read it, and the undersigned is thoroughly familiar with its terms;

Pursuant to terms of the Agreement, the Transferor is prohibited from transferring such Shares and the Company is prohibited from registering the transfer of the Shares unless and until the undersigned acknowledges the terms and conditions of the Agreement and agrees to be bound thereby; and

The undersigned wishes to receive such Shares and have the Company register the transfer of such Shares.

NOW, THEREFORE, in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and to induce the Transferor to transfer such Shares to the undersigned and the Company to register such transfer, the undersigned does hereby acknowledge and agree that (i) the undersigned has been given a copy of the Agreement and ample opportunity to read it, and the undersigned is thoroughly familiar with its terms, (ii) the Shares are subject to the terms and conditions set forth in the Agreement, and (iii) the undersigned does hereby agree fully to be bound thereby.

This                              day of                          , 20      .

Exhibit B

IRREVOCABLE PROXY

The undersigned shareholder of Stonehaven Realty Trust, a Maryland real estate investment trust (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints James Mastandrea and  John Dee, and each of them, as the sole and exclusive attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the outstanding shares of capital stock of the Company that are owned beneficially by the undersigned as of the date of this Proxy (collectively, the “Shares”) only in accordance with the terms of this Proxy.  The Shares owned beneficially by the undersigned shareholder as of the date of this Proxy are listed on the final page of this Proxy.  Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the voting rights granted by this Proxy until after the Expiration Time (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest in the Company and is granted pursuant to that certain Voting and Stock Restriction Agreement, dated as of even date herewith, by and between the Company, Steven B. Hoyt, Duane H. Lund, Paul T. Lambert, James C. Mastandrea, John J. Dee, and Paragon Real Estate Development, LLC (the “Voting and Stock Restriction Agreement”) and as an inducement to the New Management (as defined in the Voting and Stock Restriction Agreement) to enter into the Contribution Agreement, dated as of even date herewith, by and between the Company and the other parties named therein (as amended, modified or supplemented in accordance with its terms, the “Contribution Agreement”).  As used herein, the term “Expiration Time” shall mean the earlier to occur of (i) the termination of the Contribution Agreement prior to the Closing Date (as such term is defined in the Contribution Agreement) in accordance with its terms and (ii) the second anniversary of the Closing Date (as such term is defined in the Contribution Agreement).

The attorneys-in-fact and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Time, to act as the undersigned’s attorney-in-fact and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special or adjourned meeting of shareholders of the Company and in every written consent in lieu of such meeting (i) in favor of the adoption and approval of the Contribution Agreement and the other transactions contemplated thereby, and in favor of any matter that could reasonably be expected to facilitate the transactions contemplated by the Contribution Agreement  (to the extent that the undersigned has a right to vote thereon), and (ii) against any proposal that (A) impairs in any material respect the ability of the Company to perform its obligations under the Contribution Agreement or (B) prevents or materially delays the consummation of the transactions contemplated by the Contribution Agreement, provided, however, that this proxy shall be null and void to the extent the Company’s Board of Trustees has determined, pursuant to the Contribution Agreement, that such Board’s fiduciary duties under applicable law require it to withdraw its recommendation of the Contribution Agreement and the related transactions.

Any obligation of the undersigned hereunder shall be binding upon the successors, heirs and legal or personal representatives of the undersigned, and shall survive the death or incapacity of the undersigned.

This Proxy shall terminate, and be of no further force and effect, automatically at the Expiration Time.

*        *        *

Dated:                        , 2003

[Shareholder – Print Name]

By:

Shares of Company capital stock beneficially owned and subject to this Proxy:

•                                       shares of common stock.

•                  no shares of preferred stock.

•                                       shares of common stock issuable upon exercise of outstanding options, warrants or other rights.

•                  no shares of preferred stock issuable upon exercise of outstanding options, warrants or other rights.

WITNESS:

[Name]